EX 1

                        AMENDMENT TO THE DISTRIBUTION AND
                        ADMINISTRATIVE SERVICES AGREEMENT


              This Amendment is to the Distribution and Administrative Services Agreement, dated September 29, 1995, as amended from time to time (the "Agreement"), by and between the Teachers Insurance and Annuity Association of America ("TIAA"), on its own behalf and with respect to the TIAA Real Estate Account ("Real Estate Account"), and TIAA-CREF Individual & Institutional Services, Inc. ("Services"). TIAA and Services mutually agree that upon execution of this Amendment, the Agreement shall be amended as set forth below:

              Sections (c) and (d) of paragraph 7 of the Agreement are amended to read as follows:

                     (c) For the services rendered and expenses incurred in connection with distribution of the Contracts as provided herein, the amount currently payable from the net assets of the Real Estate Account each Valuation Day for each Calendar Day of the Valuation Period ending on that Valuation Day will be 0.0001370% (corresponding to an annual rate of 0.050% of average daily net assets).

                     (d) For the services rendered and expenses incurred in connection with administration as provided in Section 5 and otherwise herein, the amount currently payable from the net assets of each Account each Valuation Day for each Calendar Day of the Valuation Period ending on that Valuation Day will be 0.0006164% (corresponding to an annual rate of 0.225% of average daily net assets).


              For purposes of this Agreement, "Valuation Day," "Calendar Day," and "Valuation Period" shall each be defined as specified in the TIAA Real Estate Account's current Registration Statement.

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              IN WITNESS WHEREOF, TIAA and Services have caused this Amendment to the Agreement to be executed in their names and on their behalf and under their trust and corporate seals as of this 1st day of May, 2004 by and through their duly authorized officers effective as provided above.


                                  TEACHERS INSURANCE AND ANNUITY
ATTEST:                           ASSOCIATION OF AMERICA



/s/ Lisa Snow                     By: /s/ Stewart P. Greene
---------------------------           ----------------------------------------
Lisa Snow                               Stewart P. Greene
                                        Title: Chief Counsel, Securities Law and
                                               Assistant Secretary


                                  TIAA-CREF INDIVIDUAL &
ATTEST:                           INSTITUTIONAL SERVICES, INC.


/s/ Stewart P. Greene             By: /s/ Lisa Snow
---------------------------           ------------------------------------------
Stewart P. Greene                       Lisa Snow
                                        Title: Vice President and Chief Counsel,
                                               Corporate Law and Secretary